Exhibit 21

NAME	JURISDICTION OF ORGANIZATION
Financial Models Company Ltd.	New York
GlobeOp Financial Services LLC	Delaware
GlobeOp Transaction Services LLC	Delaware
South Road Holdings LLC	Delaware
SS&C Technologies Connecticut LLC	Connecticut
SS&C Technologies, Inc.	Delaware
Financial Models Corporation Limited	United Kingdom
FMC Global Investments Limited	Barbados
GlobeOp Financial Services (Cayman) Limited	Cayman Islands
GlobeOp Financial Services (India) Private Limited	India
GlobeOp Financial Services (Ireland) Limited	Ireland
GlobeOp Financial Services Limited	United Kingdom
GlobeOp Financial Services (Switzerland) GmbH	Switzerland
GlobeOp Financial Services Technologies (India) Private Limited	India
GlobeOp Holdings Company Mauritius Private Limited	Mauritius
GlobeOp Markets Limited	United Kingdom
GlobeOp Risk Services Limited	United Kingdom
Prime Management Limited	Bermuda
Prime Fund Administration Company	Canada
SS&C European Holdings S.A.R.L.	Luxembourg
SS&C Fund Services Ireland Limited	Ireland
SS&C Fund Services N.V.	Curaçao
SS&C Technologies (s) Pte Ltd.	Singapore
SS&C Technologies Australia Pty Ltd.	Australia
SS&C Technologies B.V.	Netherlands
SS&C Technologies Canada Corp.	Nova Scotia
SS&C Technologies Holdings Europe S.A.R.L.	Luxembourg
SS&C Technologies Hong Kong Limited	Hong Kong
SS&C Technologies India Private Limited	India
SS&C Technologies Ireland Limited	Ireland
SS&C Technologies Limited	United Kingdom
SS&C Technologies Sdn. Bhd.	Malaysia
Tradeware Global UK Limited	United Kingdom
SS&C GlobeOp S.A.R.L.	Luxembourg
DST Global Solutions LLC	Delaware
Global Solutions (Thailand) Limited	Thailand
DST Global Solutions Limited	United Kingdom
DST Global Solutions Singapore Pte. Ltd	Singapore
DST Global Solutions Pty Limited	Australia
DST Global Solutions Hong Kong Limited	Hong Kong
SS&C Solutions NZ Ltd	New Zealand
DST Global Solutions Shanghai Limited	China
PT DST Global Solutions Indonesia	Indonesia
DST Global Solutions S.A. (Proprietary) Ltd	South Africa